Evans Bancorp Reports Increase in

Net Income for the Third Quarter of 2008

•	Net interest income increased 21.1% in third quarter compared with the prior year

•	Total deposits grew at a 34.4% annualized rate in the third quarter.

•	Net loans and leases grew at a 20.4% annualized rate in the third quarter.

•	Net interest margin increased 37 basis points from prior year to 4.67% in third quarter.

ANGOLA, NY, October 29, 2008 – Evans Bancorp, Inc. (“The Company”) (NASDAQ: EVBN), today reported its results of operations for the quarter ended September 30, 2008.

Net income for the third quarter of 2008 was $1.43 million, or $0.52 per diluted share, an increase of $0.01 million, or 0.7%, from net income of $1.42 million, or $0.52 per diluted share, in the third quarter of 2007. Return on average equity was 12.32% for the quarter, compared with 13.45% in last year’s third quarter. For the nine-month period ended September 30, 2008, net income was $4.40 million, or $1.60 per diluted share, an increase of $1.84 million, or 71.8%, from $2.56 million, or $0.94 per diluted share, in the same period in 2007. In last year’s second quarter, the Company restructured its balance sheet by selling $45 million of securities at an after-tax loss of $1.41 million, or $0.51 per diluted share. The return on average equity was 13.03% and 8.36% for the nine-month periods ended September 30, 2008 and 2007, respectively.

“Net operating” income (as defined in the following Supplemental Non-GAAP Disclosure) is net income adjusted for what management considers to be “non-operating” items. Net operating income for the third quarter of 2008 was $1.53 million, or $0.55 per diluted share, an increase of $0.01 million, or 0.7%, from net operating income of $1.52 million, or $0.55 per diluted share, in the third quarter of 2007. For the nine-month period ended September 30, 2008, net operating income of $4.71 million, or $1.71 per diluted share, was 10.6% higher than net operating income of $4.26 million, or $1.55 per diluted share, in the same period in 2007.

David J. Nasca, President and CEO of Evans Bancorp, noted, “We were pleased to see impressive loan and deposit growth continue in the third quarter. While the markets and banking industry have experienced unprecedented turmoil recently, Evans Bancorp remains healthy. We have no exposure to subprime mortgages, private mortgage-backed securities, credit default swaps, or Fannie Mae or Freddie Mac preferred stock investments. Our capital position is significantly above “well-capitalized” federal regulatory guidelines. It is difficult to predict the ultimate repercussions from the economic downturn on our Company, but we have been largely unaffected and will continue to actively manage our risk in an attempt to avoid any future losses. ”

Supplemental Non-GAAP Disclosure

To provide investors with greater visibility of Evans Bancorp’s operating results, in addition to the results measured in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company provides supplemental reporting on “net operating” income, which excludes items that management believes to be non-operating in nature. Specifically, net operating income excludes gains and losses on the sale of securities and the amortization of acquisition-related intangible assets. This non-GAAP information is being disclosed because management believes that providing these non-GAAP financial measures provides investors with information useful in understanding the Company’s financial performance, its performance trends, and financial position. While the Company’s management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP, nor is it necessarily comparable with non-GAAP measures which may be presented by other companies. See the reconciliation of net operating income and diluted net operating earnings per share to GAAP net income and GAAP diluted earnings per share in the following table:

Reconciliation of GAAP Net Income to Net Operating Income

	Three months ended			Nine months ended
	September 30			September 30
	2008	2007	Inc (dec)	2008	2007	Inc (dec)
(in thousands, except per share)
GAAP Net Income	$1,425	$1,415	0.7%	$4,403	$2,563	71.8%
(Gain) loss on sale of securities*	—	(1)		(4)	1,413
Amortization of intangibles*	104	104		306	280

Net operating income	$1,529	$1,518	0.7%	$4,705	$4,256	10.6%

GAAP diluted earnings per share	$0.52	$0.52	—	$1.60	$0.94	70.2%
(Gain) loss on sale of securities*	—	—		—	0.52
Amortization of intangibles*	0.03	0.03		0.11	0.09

Diluted net operating earnings per share	$0.55	$0.55	—	$1.71	$1.55	10.3%

* After any tax-related effect

Net Interest Income
Net interest income during the third quarter of 2008 increased to $5.13 million, an increase of $0.89 million, or 21.1%, from $4.24 million in the third quarter of 2008. Loan and lease growth and the reduced cost of interest-bearing liabilities were the main factors in the increase. Net loans and leases were $379.4 million at September 30, 2008, an increase of 5.1% from $361.0 million at June 30, 2008 and 18.7% from $319.6 million at December 31, 2007. This equates to an annualized growth rate of 20.4% for the quarter and 24.9% during the first nine months of the year. Much of the growth continues to be in the Company’s commercial real estate portfolio. Total deposits were $403.5 million at September 30, 2008, an increase of 8.6% from $371.5 million at June 30, 2008 and 23.8% from $325.8 million at December 31, 2007. This equates to an annualized growth rate of 34.4% for the quarter and 31.7% during the first nine months of the year. The Company established a new retail money market product during May of this year and its success has been the primary driver of deposit growth. The Company also experienced solid growth in its core checking accounts. Demand deposit balances fluctuate day-to-day based on the high volume of transactions normally associated with the demand product. Average demand deposit growth is a better measure of sustained growth. Average demand deposits in the third quarter were up 8.5% from the second quarter of 2008 and were 5.5% higher than the prior year’s third quarter. Time deposit growth tailed off in the third quarter as local competition for certificates of deposit dictated unfavorable pricing conditions which the Company chose to avoid.

The Company also benefited from the cuts in the federal funds rate from September 2007 to April 2008 and their affect on other market rates. The overall cost of funds declined 78 basis points from 3.59% in the third quarter of 2007 to 2.81% in the third quarter of 2008. By comparison, asset yields in the third quarter of 2008 declined only 24 basis points from last year’s third quarter. These factors resulted in a higher net interest margin. The improved margin was also aided by the Company’s balance sheet restructuring late in the second quarter of 2007, which significantly reduced securities and time deposit balances. The Company’s net interest margin for the quarter was 4.67%, an increase of 37 basis points from last year’s third quarter net interest margin of 4.30%, but down 3 basis points from 4.70% in the second quarter of 2008. These margin benefits have begun to level off when quarterly results are reviewed on a sequential basis. Compared with the second quarter of 2008, the third quarter’s asset yields declined one basis point and the cost of interest-bearing liabilities increased two basis points from the second quarter of 2008.

Allowance for Loan and Lease Loss and Asset Quality

Net charge-offs to average total loans and leases increased to 0.59% compared with 0.42% in the second quarter of 2008 and 0.41% for the 2007 third quarter. These were primarily related to the direct finance commercial lease portfolio. The ratio of non-performing loans and leases to total loans and leases was 0.20% at September 30, 2008, compared with 0.12% at June 30, 2008 and 0.23% at the end of last year’s third quarter. The increased charge-offs combined with the continued strong loan growth resulted in an increase in the provision for loan and lease losses to $0.58 million in the third quarter of 2008 versus $0.28 million in the third quarter of 2007. The provision was a decrease from the $0.68 million in the second quarter of 2008 as loan growth, while strong, was still lower in the third quarter than in the second quarter. The allowance for loan and lease losses to total loans and leases ratio was 1.32% at September 30, 2008, compared with 1.38% at June 30, 2008, and 1.25% at September 30, 2007.

Gary Kajtoch, CFO of Evans Bank, commented, “Our commercial lease portfolio, which is approximately 14.5% of our total loan portfolio and serves a national market, provides an average yield of 14.1% and also carries the greatest risk. We are exceptionally cautious with this component of our loan portfolio which is more susceptible to weakness in a troubled economy than our traditional commercial and consumer loans. To mitigate this risk, we have tightened credit standards and consolidated our broker network. Overall, our loan and lease portfolio remains strong, we continue to lend to commercial and residential customers according to our traditionally conservative underwriting standards.”

Non-Interest Income

Total non-interest income during the third quarter of 2008 was $2.92 million, a slight increase from $2.88 million in the third quarter of 2007. Non-interest income represented 36.2% of total revenue. Insurance service and fee income, the largest component of non-interest income, improved 4.3% to $1.76 million. In August, the Evans Insurance Agency (“EIA”) purchased Fitzgerald Insurance Agency in its latest acquisition. EIA President Robert Miller stated, “We are very pleased to add the Fitzgerald Agency to our growing presence in Western New York. We think our new customers will find our service experience to be impeccable, while the location allows us to achieve synergies with our existing business. We believe it will be a win for everyone.”

The increase in the cash surrender value of the Company’s bank-owned life insurance (“BOLI”) polices was $31 thousand for the third quarter of 2008, lower than the $151 thousand increase in the third quarter of 2007. Other income increased $81 thousand, or 18.1%, from the third quarter of 2007 to $529 thousand in the third quarter of 2008. Most of the increase is attributable to appreciation in the value of the Company’s mortgage servicing rights.

Non-Interest Expense

Total non-interest expenses were $5.25 million for the third quarter of 2008, an increase of 8.1% from $4.86 million in the third quarter of 2007. Salaries and employee benefits increased $0.22 million, or 8.2%, to $2.94 million for the quarter due to the addition of new employees, including those working the Company’s new branch office in Buffalo, an enhanced incentive compensation system, and increased contributions to the 401(k) savings plan. These increases were partially offset by savings related to the freezing of the defined benefit pension plan in the 1st quarter of 2008. The new branch office also drove the increase in occupancy expenses. Advertising and public relations expenses increased $57 thousand in the third quarter of 2008 compared with the prior year as a result of the Company’s new branding campaign. Other expenses increased $79 thousand, or 16.7%, from the third quarter of 2007 to $553 thousand in the third quarter of 2008. A large portion of that increase was due to higher FDIC assessment charges, which was effective as of the second quarter.

Mr. Nasca noted, “Assessment charges by the FDIC will be increasing significantly in 2009. When the current proposal to raise assessment charges is implemented, high quality community banks such as Evans will be measurably impacted to pay for the meltdown of the financial system.”

The efficiency ratio for the third quarter of 2008 improved to 63.2% from 65.9% in last year’s third quarter and 63.9% in the second quarter of 2008. The improvement is largely due to strong revenue growth, particularly in net interest income.

Income tax expense totaled $0.8 million for the three month period ended September 30, 2008 for an effective tax rate of 35.6%. The effective tax rate for the third quarter of last year was 28.3%. The increase in the effective rate is a result of tax-exempt income such as interest earned on municipal bonds and the increase in value of bank-owned life insurance being a smaller portion of total income.

Capital Management

The Company consistently maintains regulatory capital ratios above federal “well capitalized” standards with a Tier 1 leverage ratio of 9.26%. Average equity as a percentage of average assets was 9.39% in the three months ended September 30, 2008, compared with 9.71% in the three months ended June 30, 2008, and 9.47% in the three months ended September 30, 2007. Book value per outstanding common share was $16.53 at September 30, 2008, compared with $16.44 at June 30, 2008, and $15.24 at September 30, 2007. The Company announced a $0.41 per common share dividend in the third quarter of 2008 that was paid on October 2, 2008 to shareholders of record on September 10, 2008. The $0.41 dividend is a 10.8% increase from the previous $0.37 dividend paid April 1, 2008.

Conclusion

Mr. Nasca concluded, “We are gratified to enjoy another strong quarter in our core businesses. We continue to see success in our retail branches and commercial lending business and our Company has been resilient in the face of economic adversity. We are confident that our strong balance sheet and the relative stability of the Western New York market will serve us well in a difficult environment.”

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $502 million in assets and $404 million in deposits at September 30, 2008. The bank has twelve branches located in Western New York. Evans National Leasing, Inc., an indirect wholly-owned subsidiary of Evans Bank is a general business equipment leasing company with customers throughout the U.S. Evans Bancorp’s wholly-owned insurance subsidiary, Evans Insurance Agency, provides retail property and casualty insurance through 15 insurance offices in the Western New York region. Evans Investment Services, a wholly-owned subsidiary of Evans Bank, provides non-deposit investment products such as annuities and mutual funds. Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their Web sites at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Senior Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansnational.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

EVANS BANCORP, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(In thousands except share and per share data)

		Three Months Ended
	September 30,
	2008	2007
Performance ratios, annualized
Return on average total assets	1.16%	1.27%
Return on average stockholders’ equity	12.32%	13.45%
Common dividend payout ratio (TTM)	41.23%	52.23%
Efficiency ratio	63.15%	65.92%
Yield on average earning assets	6.95%	7.19%
Cost of interest-bearing liabilities	2.81%	3.59%
Net interest rate spread	4.14%	3.60%
Contribution of interest-free funds	0.53%	0.70%
Net interest margin	4.67%	4.30%
Asset quality data
Past due over 90 days and accruing	$41	$3
Nonaccrual loans and leases	$741	$701
Total non-performing loans and leases	$782	$704
Other real estate owned (ORE)	—	—
Total non-performing assets	$782	$704
Net loan and lease charge-offs	$550	$308
Net charge-offs to average total loans and leases	0.59%	0.41%
Asset quality ratios
Non-performing loans to total loans and leases	0.20%	0.23%
Non-performing assets to total assets	0.16%	0.16%
Allowance for loan and lease losses to total loans and leases	1.32%	1.25%
Capital ratios
Average common equity to average total assets	9.39%	9.47%
Leverage ratio	9.26%	9.49%
Tier 1 risk-based capital ratio	11.19%	12.57%
Risk-based capital ratio	12.44%	13.75%
Book value per share	$16.53	$15.24
Common shares outstanding
Average-diluted	2,757,972	2,746,956
Period end basic	2,755,274	2,745,575

EVANS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	September 30,	December 31,
	2008	2007	% Change
ASSETS
Cash and due from banks	$13,847	$12,335	12.3%
Interest-bearing deposits at other banks	4,585	269	1604.5
Securities:
Available for sale, at fair value	62,136	70,144	-11.4
Held to maturity, at amortized cost	2,035	2,266	-10.2
Loans and leases, net of allowance for loan and lease losses of $5,091
in 2008 and $4,555 in 2007	379,427	319,556	18.7
Properties and equipment, net	9,055	8,366	8.2
Goodwill	10,046	10,046	0.0
Intangible assets	2,442	2,507	-2.6
Bank-owned life insurance	10,999	10,760	2.2
Other assets	8,190	6,480	26.4

TOTAL ASSETS	$502,762	$442,729	13.6%

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits:
Demand	$78,473	$69,268	13.3%
NOW	12,635	10,141	24.6
Regular savings	141,676	92,864	52.6
Muni-vest	24,198	24,530	-1.4
Time	146,534	129,026	13.6

Total deposits	403,516	325,829	23.8
Securities sold under agreement to repurchase	3,744	3,825	-2.1
Other short-term borrowings	7,213	33,980	-78.8
Other liabilities	11,966	10,361	15.5
Junior subordinated debentures	11,330	11,330	0.0
Long-term borrowings	18,316	14,101	29.9
Dividend payable	1,130	—	0.0

Total liabilities	457,215	399,426	14.5

CONTINGENT LIABILITIES AND COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, $.50 par value; 10,000,000 shares authorized;
2,759,700 and 2,756,731 shares issued, respectively, and
2,755,274 and 2,751,698 shares outstanding, respectively	1,380	1,378	0.1
Capital surplus	26,501	26,380	0.5
Retained earnings	17,868	15,612	14.5
Accumulated other comprehensive (loss) gain, net of tax	(127)	16	-893.8
Less: Treasury stock, at cost (4,426 and 5,033 shares, respectively)	(75)	(83)	-9.6

Total stockholders' equity	45,547	43,303	5.2

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$502,762	$442,729	13.6%

EVANS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except share and per share data)

	Three Months Ended September 30,
	2008	2007	% Change
INTEREST INCOME
Loans and leases	$6,908	$6,036	14.4%
Interest bearing deposits at banks	13	156	-91.7
Securities:
Taxable	360	501	-28.1
Non-taxable	353	401	-12.0

Total interest income	7,634	7,094	7.6
INTEREST EXPENSE
Deposits	2,115	2,395	-11.7
Other borrowings	234	235	-.04
Junior subordinated debentures	151	226	-33.2

Total interest expense	2,500	2,856	-12.5

NET INTEREST INCOME	5,134	4,238	21.1
PROVISION FOR LOAN AND LEASE LOSSES	582	283	105.7

NET INTEREST INCOME AFTER
PROVISION FOR LOAN AND LEASE LOSSES	4,552	3,955	15.1

NON-INTEREST INCOME:
Bank charges	597	596	0.2
Insurance service and fees	1,756	1,683	4.3
Net gain on sales of securities	-	1	-100.0
Premium on loans sold	2	2	0.0
Bank-owned life insurance	31	151	-79.5
Other	529	448	18.1

Total non-interest income	2,915	2,881	1.2

NON-INTEREST EXPENSE:
Salaries and employee benefits	2,940	2,718	8.2
Occupancy	631	587	7.5
Supplies	51	76	-32.9
Repairs and maintenance	162	163	-0.6
Advertising and public relations	125	68	83.8
Professional services	243	240	1.3
Technology and communications	305	273	11.7
Amortization of intangibles	171	170	0.6
Other insurance	73	93	-21.5
Other	553	474	16.7

Total non-interest expense	5,254	4,862	8.1

INCOME BEFORE INCOME TAXES	2,213	1,974	12.1

INCOME TAX PROVISION	788	559	41.0

NET INCOME	$1,425	$1,415	0.7%

Net income per common share-basic	$0.52	$0.52

Net income per common share-diluted	$0.52	$0.52

Cash dividends per common share	$0.41	$0.37

Weighted average number of common shares	2,755,274	2,746,651

Weighted average number of diluted shares	2.757.972	2,746,956

EVANS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except share and per share data)

	Nine Months Ended September 30,
	2008	2007	% Change
INTEREST INCOME
Loans and leases	$19,515	$17,730	10.1%
Interest bearing deposits at banks	20	253	-92.1
Securities:
Taxable	1,001	2,374	-57.8
Non-taxable	1,144	1,279	-10.6

Total interest income	21,680	21,636	0.2
INTEREST EXPENSE
Deposits	5,937	7,768	-23.6
Other borrowings	924	898	2.9
Junior subordinated debentures	498	667	-25.3

Total interest expense	7,359	9,333	-21.2

NET INTEREST INCOME	14,321	12,303	16.4
PROVISION FOR LOAN AND LEASE LOSSES	1,814	943	92.4

NET INTEREST INCOME AFTER
PROVISION FOR LOAN AND LEASE LOSSES	12,507	11,360	10.1

NON-INTEREST INCOME:
Bank charges	1,669	1,615	3.2
Insurance service and fees	5,506	5,235	5.2
Net gain (loss) on sales of securities	7	(2,302)	-100.3
Premium on loans sold	7	7	0.0
Bank-owned life insurance	239	468	-48.9
Pension curtailment gain	328	-	-
Other	1,502	1,291	16.3

Total non-interest income	9,258	6,314	46.6

NON-INTEREST EXPENSE:
Salaries and employee benefits	8,649	8,007	8.0
Occupancy	1,835	1,715	7.0
Supplies	180	227	-20.7
Repairs and maintenance	452	442	2.3
Advertising and public relations	335	288	16.3
Professional services	764	765	-0.1
Technology and communications	870	792	9.9
Amortization of intangibles	499	456	9.4
Other insurance	238	273	-12.8
Other	1,562	1,541	1.4

Total non-interest expense	15,384	14,506	6.1

INCOME BEFORE INCOME TAXES	6,381	3,168	101.4

INCOME TAX PROVISION	1,978	605	226.9

NET INCOME	$4,403	$2,563	71.8%

Net income per common share-basic	$1.60	$0.94	70.2%

Net income per common share-diluted	$1.60	$0.94	70.2%

Cash dividends per common share	$0.78	$0.71

Weighted average number of common shares	2,750,870	2,740,406

Weighted average number of diluted shares	2,753,534	2,741,111

EVANS BANCORP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS AND ANNUALIZED RATES
(Dollars In thousands)

	Three Months Ended			Three Months Ended
	September 30, 2008			September 30, 2007

	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate

ASSETS
Interest-earning assets:
Loans and leases, net	$370,349	$6,908	7.46%	$299,932	$6,036	8.05%
Taxable securities	33,140	360	4.35%	45,402	501	4.41%
Tax-exempt securities	32,877	353	4.29%	37,801	401	4.24%
Interest-bearing deposits at banks	3,086	13	1.69%	11,302	156	5.52%

Total interest-earning assets	439,452	7,634	6.95%	394,437	7,094	7.19%

Non interest-earning assets:
Cash and due from banks	13,650			11,893
Premises and equipment, net	8,793			8,551
Other assets	30,926			29,639

Total Assets	$492,821			$444,520

LIABILITIES & STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
NOW	$13,669	$28	0.82%	$10,377	$7	0.27%
Regular savings	126,324	551	1.74%	88,701	277	1.25%
Muni-Vest savings	20,742	96	1.85%	28,059	291	4.15%
Time deposits	150,496	1,440	3.83%	148,808	1,821	4.89%
Other borrowed funds	29,106	225	3.09%	24,835	222	3.59%
Junior subordinated debentures	11,330	151	5.33%	11,330	226	7.98%
Securities sold U/A to repurchase	4,710	9	0.76%	6,193	12	0.78%

Total interest-bearing liabilities	356,377	$2,500	2.81%	318,303	$2,856	3.59%

Noninterest-bearing liabilities:
Demand deposits	79,107			74,973
Other	11,075			9,169

Total liabilities	$446,559			$402,445

Stockholders’ equity	46,262			42,075

Total Liabilities and Equity	$492,821			$444,520

Net interest earnings		$5,134			$4,238

Net interest margin			4.67%			4.30%

Interest rate spread			4.14%			3.60%